Exhibit 10.1

THIRD AMENDMENT TO AGREEMENT OF LEASE

THIS THIRD AMENDMENT TO AGREEMENT OF LEASE (this “Amendment”) is made this 15th day of February, 2011 by ATRIUM BUILDING, LLC, a Maryland limited liability company (“Landlord”) and TESSCO TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that Agreement of Lease dated November 3, 2003, as amended by that certain First Amendment to Agreement of Lease dated January 23, 2007 and that Second Amendment to Agreement of Lease dated May 1, 2007 (collectively, the “Lease”), by the terms of which Tenant leases from Landlord and Landlord leases to Tenant that certain premises containing an agreed upon equivalent of 93,549 square feet of rentable area known as Suite 100 (the “Original Premises”) within the office building located at 375 West Padonia Road, Timonium, Maryland 21093 (the “Building”), all as more particularly described in the Lease for a term which expires on December 31, 2012;

WHEREAS, Tenant desires to expand the Original Premises by an additional 3,843 square feet of rentable area, known as Suite 235 (the “Additional Premises”), as more particularly described on Exhibit A attached hereto and made a part hereof, resulting in the Premises containing an agreed upon equivalent of 97,392 rentable square feet;

WHEREAS, Landlord and Tenant mutually desire to amend the Lease with respect to the size of the Premises, the length of the Term, the Base Rent to be paid by Tenant to Landlord and other matters as more particularly set forth below; and

WHEREAS, all capitalized terms used in this Amendment which are not defined herein shall have the meanings given to them in the Lease, unless the context otherwise requires.

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.           Definition of “Premises”.  As of the Additional Premises Commencement Date (as defined herein), the Original Premises shall be increased by the 3,843 rentable square feet contained in the Additional Premises and every reference in the Lease to the “Premises” the same shall be construed to mean the Original Premises and the Additional Premises, containing the agreed upon equivalent of 97,392 square feet of rentable area. The term “Additional Premises Commencement Date” shall mean the date upon which Landlord delivers possession of the Additional Premises to Tenant. Tenant hereby acknowledges that the Additional Premises will be delivered by Landlord in “as-is” condition as of the date of this Amendment, within three (3) business days following the date of this Amendment, provided and so long as Tenant has obtained the necessary insurance for the Additional Premises as required in Section 13 of the Lease.

2.           Extension of Term.  Landlord and Tenant agree that the Term of the Lease shall be extended for one (1) additional period of five (5) years, commencing on January 1, 2013, and expiring December 31, 2017 (the “Third Renewal Term”).  Tenant’s rental of the Premises during the Third Renewal Term shall be on the same terms, covenants and conditions set forth in the Lease, provided, however, that Tenant shall pay as Base Rent during the Third Renewal Term the amounts set forth in Section 3 below.

3.           Payment of Base Rent.  Commencing as of July 1, 2011 (the “Additional Premises Rent Commencement Date”), and continuing thereafter until the expiration of the Term, including the Third Renewal Term, Tenant shall pay to Landlord Base Rent, in equal monthly installments, in advance on the first day of each calendar month, and without deduction, setoff or demand in accordance with the schedule set forth on the schedule below:

Period	Annual Base Rent		Monthly Installment of Annual Base Rent
7/1/11-6/30/12	$1,702,412.16		$141,867.68
7/1/12-6/30/13	$1,753,484.52		$146,123.71
7/1/13-6/30/14	$1,806,089.06		$150,507.42
7/1/14-6/30/15	$1,860,271.73		$155,022.64
7/1/15-6/30/16	$1,916,079.88		$159,673.32
7/1/16-6/30/17	$1,973,562.28		$164,463.52
7/1/17-12/31/17	$2,032,769.16	*	$169,397.43

*Annualized based on a full year.

Prior to the Additional Premises Rent Commencement Date, Tenant shall pay Base Rent in accordance with Section 1 of the Second Amendment.

4.           Tenant Improvements.

4.1           2011 Allowance. At any time after execution of this Amendment and continuing thereafter until the remainder of the Term, including the Third Renewal Term, Tenant shall have the right to perform improvements to the Premises in accordance with Section 10 of the Lease (the “Tenant Improvements”). Landlord hereby grants to Tenant an amount equal to Two Million and 00/100 Dollars ($2,000,000.00) (the “2011 Allowance”) towards the costs incurred by Tenant in completing the Tenant Improvements. The Allowance shall be paid by Landlord to Tenant for amounts actually paid by Tenant in connection with the such improvements to Tenant’s vendors, suppliers or contractors, provided that Landlord shall have received (i) a certificate signed by Tenant setting forth (a) that the sum then requested was paid by Tenant to contractors, subcontractors, materialmen, engineers and other persons who have rendered services or furnished materials in connection with work on the Premises, (b) a complete description of such services and materials and the amounts paid or to be paid to each of such persons in respect thereof, and (ii) paid receipts or such other proof of payment as Landlord shall reasonably require for all such work completed.  Landlord shall reimburse Tenant within thirty (30) days after Landlord’s receipt of a written request for reimbursement from Tenant and shall debit the Allowance therefor.

4.2           Amortized Amount. If the cost to complete the Tenant Improvements exceeds the Allowance, Landlord shall advance up to an additional Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Amortized Amount”). Tenant shall notify Landlord in writing advising whether it desires Landlord to advance all or any portion of the Amortized Amount, which shall be disbursed in the same manner as the 2011 Allowance described in Section 4.1 above.  Such portion of the Amortized Amount which has been advanced shall be repaid by Tenant to Landlord on a monthly basis, together with Base Rent, as additional rent, in an amount equal to the amount of the Amortized Amount which has been advanced, amortized over the Term remaining following disbursement, with interest accruing at eight percent (8%) per annum.  Tenant shall execute an amendment to the Lease or an acknowledgment of the Amortized Amount within fifteen (15) days after Landlord’s receipt of Tenant’s notice requesting advancement of the Amortized Amount. Landlord shall have no obligation to reimburse Tenant any sums exceeding Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (which is the sum of the 2011 Allowance and the Amortized Amount) for the completion of the Tenant Improvements.

5.           Remaining Allowance. Notwithstanding the foregoing, the parties acknowledge and agree that as of the date of this Amendment, Landlord is currently holding Six Hundred Fifty Nine Thousand One Hundred Eighty Six and 84/100 Dollars ($659,186.84) of the original Allowance granted to Tenant pursuant to Section 35 of the Lease. Landlord acknowledges that such amount shall be disbursed to Tenant in accordance with the terms of the Lease for amounts actually paid by Tenant in connection with improvements to the Premises in accordance with Section 10 of the Lease.

6.           Modification of Base Year Building Expenses.  As of the Additional Premises Rent Commencement Date, the term, “Base Year Building Expenses,” as set forth in Section 1.1.9 of the Lease, as previously modified, shall mean the actual Building Expenses per rentable square foot incurred by Landlord for the 2011 calendar year.

7.           Modification of Base Year Taxes.  As of the Additional Premises Rent Commencement Date, the term, “Base Year Taxes,” as set forth in Section 1.1.10 of the Lease, as previously modified, shall mean the actual Taxes incurred by Landlord per rentable square foot for the 2011 calendar year.

8.           Cap on Controllable Expenses. Effective as of the Additional Premises Commencement Date, the following shall be inserted into the Lease at the end of Section 6.4.2 of the Lease:

“Notwithstanding anything to the contrary set forth in this Section 6 of this Lease, to the extent any of the Building Expenses are within Landlord’s reasonable control (the “Controllable Expenses”), the actual Controllable Expenses incurred by Landlord shall not increase by more than five percent (5%) of the previous calendar year’s Controllable Expenses on a cumulative basis.  The parties agree and acknowledge that the following are non-controllable Building Expenses and shall not be subject to the foregoing cap:  Taxes, insurance, utilities, snow removal and security expenses (the “Non-Controllable Expenses”).  The parties acknowledge that for purposes of this Section 6.4.2, the Building Expenses shall be computed separately as between the Controllable Expenses and the Non-Controllable Expenses.  The Annual Statement shall include computations for both the Controllable Expenses and the Non-Controllable Expenses as well as a combined total thereof reflecting Tenant’s overpayment or underpayment for the applicable calendar year.”

9.           Renewal Terms. Tenant shall have the option to extend the Term of the Lease for two (2) additional periods of three (3) years each (the “Fourth Renewal Term” and “Fifth Renewal Term”) to commence immediately upon the expiration of the Third Renewal Term or the Fourth Renewal Term, as applicable, provided Tenant is not in default of any term, covenant or condition of the Lease (i) on the date Tenant notifies Landlord of its intent to exercise for the applicable Renewal Term and (ii) on the date the applicable Renewal Term is otherwise scheduled to commence. In order to exercise its options granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than two hundred seventy (270) days prior to the expiration of the Third Renewal Term or the Fourth Renewal Term, as applicable.

Tenant's rental of the Premises during the Fourth Renewal Term and Fifth Renewal Term shall be upon the same terms, covenants and conditions contained in the Lease, except that during the Fourth Renewal Term, Tenant shall pay to Landlord as Base Rent the amounts set forth below:

Fourth Renewal Term	Annual Base Rent		Monthly Installment of Annual Base Rent
1/1/18-6/30/18	$2,032,769.15	*	$169,397.43
7/1/18-6/30/19	$2,093,752.22		$174,479.35
7/1/19-6/30/20	$2,156,564.79		$179,713.73
7/1/20-12/31/20	$2,221,261.73	*	$185,105.14

    *Annualized based on a full year.

During the Fifth Renewal Term, Tenant pay to Landlord as Base Rent the "Prevailing Market Rate" for the Premises for the Fifth Renewal Term, as hereinafter defined (including annual adjustments).  For purposes of this Section 9, the term "Prevailing Market Rate" shall mean the then prevailing market rate being charged for comparable space in comparable office buildings within a ten (10) mile radius of the Premises, with consideration given for construction allowances, commissions, free rent, and other concessions or premiums.  For the Fifth Renewal Term, if applicable, within thirty (30) days following the exercise by Tenant of its option to extend the Lease for the Fifth Renewal Term, Landlord shall notify Tenant in writing of its determination of the Prevailing Market Rate for the Fifth Renewal Term, as reasonably determined by Landlord (“Landlord’s Notice”). Within ten (10) days after receipt of Landlord's Notice, Tenant shall notify Landlord in writing of Tenant's acceptance or rejection of such rate.  If Tenant shall accept such Prevailing Market Rate, Landlord and Tenant shall enter into an amendment to the Lease acknowledging such renewal and setting forth any terms at variance with the terms of the Lease.  If within the ten (10) day period, Tenant shall reject such Prevailing Market Rate as determined by Landlord for the Fifth Renewal Term, as applicable, then within twenty (20) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Market Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Market Rate within the twenty (20) day period, then Tenant's option to extend the Lease for the Fifth Renewal Term shall be void and inoperable.  If Tenant shall fail to respond to Landlord's Notice as provided above, or if Tenant shall fail to deliver the requisite notice exercising its option to extend by the date prescribed above, then Tenant's option to extend the Term for the Fourth Renewal Term or the Fifth Renewal Term, as applicable, shall be void and inoperable.

10.           Right of First Offer.  Following the date of this Amendment, provided that Tenant is open for business in the entire Premises (and has not reduced the size of the Premises in any subsequent amendments or agreements after the date of this Amendment) (the “ROFO Conditions”), Tenant shall have a continuing right of first offer in connection with a lease from Landlord of any premises becoming available in the Building during the Term, subject to the rights of other tenants in the Building existing as of the date of this Amendment (the “Option Space”).  The first time that any portion of the Option Space becomes available for lease, provided that Tenant has satisfied the ROFO Conditions, Landlord shall notify Tenant in writing of the existence of the availability of the Option Space which is then available (“Landlord’s Offer Notice”) and the then Prevailing Market Rate (as defined in Section 9) for the Option Space. Tenant shall exercise the foregoing right of first offer by delivering written notice of its intention to lease the Option Space described in Landlord’s Offer Notice within ten (10) days after Tenant’s receipt of Landlord’s Offer Notice.

10.1           Terms of Rental for Option Space.  If Tenant exercises its rights in a timely fashion under Section 10 above, (i) the length of the term of the Lease for the Option Space shall be the longer of (a) a period which is coterminous with the then current Term, or (b) three (3) years, (ii) the Base Rent shall be equal to the same per square foot rental rate as applicable to the Premises, with the same annual escalations, (iii) any additional rent due in connection with the lease of the Option Space and all other terms relating to the rental of the Option Space (except to the extent modified by this Section 10) shall be the same as for the Premises, and (iv) the commencement date for the Option Space shall be the earlier of (a) the date on which Tenant takes occupancy of the Option Space or (b) the date which is sixty (60) days after the date of  Landlord’s Offer Notice.  If the balance of the remaining Term of the Lease is less than three (3) years, the then current Term of the Lease shall be extended to expire coterminously with the lease for the Option Space and the Base Rent due for the original Premises shall increase during such extension in the same proportion as the increases during the then current Term.  In such event, such extension of the Term for the original Premises and the Base Rent due in connection therewith shall be included in the Amendment.

10.2           Entry into Lease Amendment.  Within thirty (30) days after the date of the Landlord’s Offer Notice, as the case may be, Landlord and Tenant shall enter into a written amendment to the Lease which adds the Option Space to the definition of the “Premises” and sets forth the Base Rent and such other matters which are at variance with the terms and conditions of the Lease.

10.3           Miscellaneous Matters.  If (i) Tenant is then in default under the terms of the Lease at the time of exercising its rights under this Section 10, (ii) Tenant fails to deliver the requisite notice to Landlord exercising such right within the ten (10) day period specified above, (iii) Tenant fails to execute an amendment to the Lease for the Option Space within the thirty (30) day period, or (iv) Tenant declines to exercise its rights as provided above as to the Option Space, then Landlord shall be free to proceed to lease the Option Space which was the subject of Landlord’s Offer Notice. The rights of first offer shall not be severed from the Lease, or separately sold, assigned or transferred, but may only be assigned or transferred as a part of the Lease.

11.           Broker.  Tenant represents that Tenant has not dealt directly or indirectly with any broker in connection with this Amendment other than Blue & Obrecht (“Broker”) and Tenant warrants that no other broker negotiated this Amendment or is entitled to any commissions in connection with this Amendment.  Landlord shall pay Broker its commission pursuant to the terms of a separate commission agreement by and between Landlord and Broker.

12.           Ratification of Lease.  All other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect, and shall be deemed unchanged, except as such terms, covenants and conditions of the Lease have been amended or modified by this Amendment and this Amendment shall, by this reference, constitute a part of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Amendment as of the day and year first above written.

WITNESS:		LANDLORD: ATRIUM BUILDING, LLC
	By:	/s/ Roger A. Waesche, Jr. (SEAL)
Roger A. Waesche, Jr.
President

WITNESS:		TENANT: TESSCO TECHNOLOGIES, INC.
	By:	/s/ D. A. Rein (SEAL)
D.A. Rein
SVP - Operations

STATE OF MARYLAND, COUNTY OF _Howard___________, TO WIT:

I HEREBY CERTIFY, that on this _15th day of February, 2011, before me, the undersigned Notary Public of said State, personally appeared ROGER A. WAESCHE, JR. , who acknowledged himself to be President of ATRIUM BUILDING, LLC, a Maryland limited liability company, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized President by signing the name of the company by himself as President.

WITNESS my hand and Notarial Seal.

            /s/ Monique Jones______
              Notary Public

    My Commission Expires:  _11/21/2012

STATE OF MARYLAND,          , TO WIT:

I HEREBY CERTIFY, that on this 11th day of February, 2011, before me, the undersigned Notary Public of said State, personally appeared D.A. Rein, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the Sr. VP/Operations of TESSCO TECHNOLOGIES, INC., a Delaware corporation, that he/she, as such  , being authorized so to do, executed the foregoing instrument on behalf of said Corporation by himself/herself as such _____________________.

WITNESS my hand and Notarial Seal.

             /s/ Sandra Curran Enciso
               Notary Public
    My Commission Expires:    01/16/2015

EXHIBIT A

PLAT OF ADDITIONAL PREMISES